Exhibit 10.56

CVS Pharmacy, Inc.
Restrictive Covenant Agreement

I, Thomas Moriarty, enter into this Restrictive Covenant Agreement (“Agreement”) with CVS Pharmacy, Inc., on its own behalf and on behalf of its subsidiaries and affiliates (“CVS”), which is effective as of the date I sign the Agreement (“Effective Date”). In consideration of the mutual promises in this Agreement, the parties agree as follows:

1.Consideration for Agreement. In connection with my duties and responsibilities at CVS Health Corporation or one of its subsidiaries or affiliates, including Aetna Inc. (collectively, the “Corporation”), the Corporation will provide me with Confidential Information and/or access to the Corporation’s customers and clients and the opportunity to develop and maintain relationships and goodwill with them. In addition, the Corporation has awarded me equity contingent on the execution of this Agreement and compliance with its terms. In consideration of the foregoing and the mutual promises in this Agreement, I hereby agree with CVS to comply with the terms of this Agreement.

2.Limitation of Agreement; Practice of Law. If I am a licensed attorney, this Agreement is not meant to restrict my ability to practice law after I cease to be an employee of the Corporation in violation of any applicable Rules of Professional Conduct or Ethics. As it relates to the practice of law, this Agreement shall be interpreted consistent with and to the extent permissible under Rules 5.6, 1.6 and 1.9 of the Rules of Professional Conduct, as well as any other applicable Rules of Professional Conduct or Ethics and shall not be interpreted to expand the scope of my duty to maintain privileged or confidential information under Rule 1.6, Rule 1.9, or any other applicable Rules of Professional Conduct or Ethics.

3.Non-Competition. During my employment by the Corporation and during the Non-Competition Period following the termination of my employment for any reason, I will not, directly or indirectly, engage in Competition or provide Consulting or Audit Services within the Restricted Area.

a.Competition. Engaging in “Competition” means providing services to a Competitor of the Corporation (whether as an employee, independent contractor, consultant, principal, agent, partner, officer, director, investor, or shareholder, except as a shareholder of less than one percent of a publicly traded company) that: (i) are the same or similar in function or purpose to the services I provided to the Corporation at any time during the last year of my employment by the Corporation; or (ii) will likely result in the disclosure of Confidential Information to a Competitor or the use of Confidential Information on behalf of a Competitor. If a representative of the Corporation, during my employment or the Non-Competition Period, requests that I identify the company or business to which I will be or am providing services, or with which I will be or am employed, and requests that I provide information about the services that I am or will be providing to such entity, I shall provide the Corporation with a written statement detailing the identity of the entity and the nature of the services that I am or will be providing to such entity with sufficient detail to allow the Corporation to independently assess whether I am or will be in violation of this Agreement. Such statement shall be delivered to the Corporation’s Chief Human Resources Officer or his or her authorized delegate via personal delivery or overnight delivery within five calendar days of my receipt of such request.

b.Competitor. A “Competitor” for purposes of this Agreement shall mean any person, corporation or other entity that competes with one or more of the business offerings of the Corporation. As of the Effective Date, the Corporation’s business offerings include: (i) pharmacy benefits management (“PBM”), including: (a) the administration of pharmacy benefits for businesses, government agencies and health plans; (b) mail order pharmacy; (c) specialty pharmacy; (d) the procurement of prescription drugs at a negotiated rate for dispensing; and (e) Medicare Part D services; (ii) retail, which includes the sale of prescription drugs, over-the-counter medications, beauty products and cosmetics, digital and

Page | 1

traditional photo finishing services, digital and other online offerings, seasonal and other general merchandise, greeting cards, convenience foods and other product lines and services which are sold by the Corporation’s retail division (“Retail”); (iii) retail health clinics (“MinuteClinic”); (iv) the provision of pharmaceutical products and ancillary services, including specialty pharmaceutical products and support services and the provision of related pharmacy consulting, data management services and medical supplies to long-term care facilities, other healthcare service providers and recipients of services from such facilities (“Long-Term Care”); (v) the provision of prescription infusion drugs and related services (“Infusion”); (vi) the provision of insurance (“Insurance”) including: (a) health insurance products and services; (b) managed health care products and services; (c) dental, vision, workers’ compensation and employee assistance program products and services; (d) wellness products and services to employers, government agencies, health plans, other businesses or third party payers; and (e) other voluntary products that are excepted benefits under HIPAA; (vii) the creation and provision of population health management products and services (“Health Management”); (viii) the administration of (ii) - (vii) (“Administration”); and (ix) any other business in which Corporation is engaged or imminently will be engaged.

For the purpose of assessing whether I am engaging in “Competition” under Section 3(a) (i) above, a person, corporation or other entity shall not be considered a Retail Competitor if such entity derives annual gross revenues from its business in an amount which is less than 2% of the Corporation’s gross revenues from Retail, during its most recently completed fiscal year. For avoidance of doubt, this exclusion does not apply to a determination of whether I am engaging in “Competition” as set forth in Section 3 (a) (ii) above.

I and the Corporation acknowledge that both the Corporation’s products and services and the entities which compete with the Corporation’s products and services evolve and an entity will be considered a Competitor if it provides products or services competitive with the products and services provided by the Corporation within the last two years of my employment.

I agree to this enterprise-wide definition of Competition which may prevent me from providing services to any of the Corporation’s PBM, Retail, MinuteClinic, Long-Term Care, Insurance, Health Management, Administration and/or Infusion Competitors or any combination thereof during the Non- Competition period.

c.Consulting or Audit Services. “Consulting or Audit Services” shall mean any activity which involves providing audit review or other consulting or advisory services with respect to any relationship or prospective relationship between the Corporation and any third party that is likely to result in the use or disclosure of Confidential Information.

d.Non-Competition Period. The “Non-Competition Period” shall be the period of 18 months following the termination of my employment with the Corporation for any reason.

e.Restricted Area. “Restricted Area” refers to those states within the United States in which the Corporation conducts its business, as well as the District of Columbia and Puerto Rico. To the extent I worked on international projects in Asia, Europe, Brazil or other countries where the Corporation may conduct business, the Restricted Area includes those countries and those countries where the Corporation is actively planning to conduct business.

Page | 2

4.Non-Solicitation. During the Non-Solicitation Period, which shall be during my employment by the Corporation and for 18 months following the termination of my employment with the Corporation for any reason, I will not, unless a duly authorized officer of the Corporation gives me written authorization to do so:

a.interfere with the Corporation’s relationship with its Business Partners by soliciting or communicating (regardless of who initiates the communication) with a Business Partner to: (i) induce or encourage the Business Partner to stop doing business or reduce its business with the Corporation, or (ii) buy a product or service that competes with a product or service offered by the Corporation’s business. “Business Partner” means: a customer (person or entity), prospective customer (person or entity), healthcare provider, supplier, manufacturer, agency, broker, hospital, hospital system, long-term care facility, and/or pharmaceutical manufacturer with whom the Corporation has a business relationship and with which I had business-related contact or dealings, or about which I received Confidential Information, in the two years prior to the termination of my employment with the Corporation. A Business Partner does not include a customer, supplier, manufacturer, broker, hospital, hospital system, long-term care facility and/or pharmaceutical manufacturer which has fully and finally ceased doing any business with the Corporation independent of any conduct or communications by me or breach of this Agreement and such full cessation of business has been in effect for at least 1 year prior to my separation from employment with the Corporation. Nothing in this Section 3(a) shall prevent me from working as a staff pharmacist or in another retail position wherein I would be providing or selling prescriptions or other products directly to consumers.

b.work on a Corporation account on behalf of a Business Partner or serve as the representative of a Business Partner for the Corporation.

c.interfere with the Corporation’s relationship with any employee or contractor of the Corporation by: (i) soliciting or communicating with the employee or contractor to induce or encourage him or her to leave the Corporation’s employ or engagement (regardless of who first initiates the communication); (ii) helping another person or entity evaluate such employee or contractor as an employment or contractor candidate; or (iii) otherwise helping any person or entity hire an employee or contractor away from the Corporation.

5.Non-Disclosure of Confidential Information.

a.Subject to Sections 8 and 9 below, I will not at any time, whether during or after the termination of my employment, disclose to any person or entity any of the Corporation’s Confidential Information, except as may be appropriately required in the ordinary course of performing my duties as an employee of the Corporation. The Corporation’s Confidential Information includes but is not limited to the following non-public information: trade secrets; computer code generated or developed by the Corporation; software or programs and related documentation; strategic compilations and analysis; strategic processes; business or financial methods, practices and plans; non-public costs and prices; operating margins; marketing, merchandising and selling techniques and information; customer lists; provider lists details of customer agreements; pricing arrangements with pharmaceutical manufacturers, distributors or suppliers including but not limited to any discounts and/or rebates; pharmacy reimbursement rates; premium information; payment rates; contractual forms; expansion strategies; real estate strategies; operating strategies; sources of supply; patient records; business plans; other financial, commercial, business or technical information related to the Corporation and confidential information of third parties which is given to the Corporation pursuant to an obligation or agreement to keep such information confidential (collectively, “Confidential Information”). I shall not use or attempt to use any Confidential Information on behalf of any person or entity other than the Corporation, or in any manner which may injure or cause, loss or may be calculated to injure or cause loss, whether directly or indirectly,

Page | 3

to the Corporation. If, at any time over the last two years of my employment at CVS, my position included access to Confidential Information, as described above, specifically related to the Corporation’s procurement of prescription drugs, I understand and agree my employment with a pharmaceutical manufacturer, distributor or supplier (“Pharmaceutical Entity”) would place a substantial risk of use and/or disclosure of Confidential Information with which I have been or will be entrusted during my employment with the Corporation. In light of this risk of disclosure, I acknowledge and agree that the Corporation will be entitled to immediate injunctive relief to prevent me from disclosing any such Confidential Information in the course of my employment with any such Pharmaceutical Entity, in the event I have disclosed or am at a substantial risk of disclosing, such Confidential Information in the course of my duties for such Pharmaceutical Entity. I agree that the disclosure of such Confidential Information, to Corporation’s PBM Competitors with which one may negotiate in the course of employment with such Pharmaceutical Entity, would cause immediate and irreparable harm to the Corporation. For employees residing in Connecticut, these restrictions on use or disclosure of Confidential Information will only apply for three (3) years after the end of my employment where information that does not qualify as a trade secret is concerned; however, the restrictions will continue to apply to trade secret information for as long as the information at issue remains qualified as a trade secret.

b.During my employment, I shall not make, use, or permit to be used, any materials of any nature relating to any matter within the scope of the business of the Corporation or concerning any of its dealings or affairs other than for the benefit of the Corporation. I shall not, after the termination of my employment, use or permit to be used any such materials and shall return same in accordance with Section 6 below.

6.Ownership and Return of the Corporation’s Property. On or before my final date of employment with the Corporation, I shall return to the Corporation all property of the Corporation in my possession, custody or control, including but not limited to the originals and copies of any information provided to or acquired by me in connection with the performance of my duties for the Corporation, such as files, correspondence, communications, memoranda, e-mails, slides, records, and all other documents, no matter how produced or reproduced, all computer equipment, communication devices (including but not limited to any mobile phone or other portable digital assistant or device), computer programs and/or files, and all office keys and access cards. I agree that all the items described in this Section are the sole property of the Corporation.

7.Rights to Inventions, Works.

a.Assignment of Inventions. All inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether patentable or otherwise protectable under similar law, made, conceived or developed by me, whether alone or jointly with others, from the date of my initial employment by the Corporation and continuing until the end of any period during which I am employed by the Corporation, relating or pertaining in any way to my employment with or the business of the Corporation (collectively referred to as “Inventions”) shall be promptly disclosed in writing to the Corporation. I hereby assign to the Corporation, or its designee, all of my rights, title and interest to such Inventions. All original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Corporation and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act and as such are the sole property of the Corporation. The decision whether to commercialize or market any Invention developed by me solely or jointly with others is within the Corporation’s sole discretion and for the Corporation’s sole benefit and no royalty will be due to me as a result of the Corporation’s efforts to commercialize or market any such Invention.

Page | 4

b.Inventions Retained and Licensed. I have attached hereto as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Corporation (“Prior Inventions”), which belong to me and are not assigned to the Corporation hereunder. If no such list is attached, I represent that there are no such Prior Inventions. I will not incorporate, or permit to be incorporated, any Prior Invention owned by me or in which I have an interest into a Corporation product, process or machine without the Corporation’s prior written consent. Notwithstanding the foregoing sentence, if, in the course of my employment with the Corporation, I incorporate into a Corporation product, process or machine a Prior Invention owned by me or in which I have an interest, the Corporation is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

c.Patent and Copyright Registrations. I will assist the Corporation, or its designee, at the Corporation’s expense, in every proper way to secure the Corporation’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto, including, but not limited to, the disclosure to the Corporation of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Corporation shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Corporation, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. My obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after my employment ends for any reason and/or after the termination of this Agreement. If the Corporation is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Corporation as above, then I hereby irrevocably designate and appoint the Corporation and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

d.Exception to Assignments. I understand that if I am an employee in Illinois, Kansas, North Carolina, Utah or Minnesota, I should refer to Exhibit B (incorporated herein for all purposes) for important limitations on the scope of the provisions of this Agreement concerning assignment of Inventions. I will advise the Corporation promptly in writing of any inventions that I believe meet the criteria in Exhibit B and that are not otherwise disclosed on Exhibit A.

8.Cooperation.

a.In the event I receive a subpoena, deposition notice, interview request, or other process or order to testify or produce Confidential Information or any other information or property of the Corporation, I shall promptly: (i) notify the Corporation of the item, document, or information sought by such subpoena, deposition notice, interview request, or other process or order; (ii) furnish the Corporation with a copy of said subpoena, deposition notice, interview request, or other process or order; and (iii) provide reasonable cooperation with respect to any procedure that the Corporation may initiate to protect Confidential Information or other interests. If the Corporation objects to the subpoena, deposition notice, interview request, process, or order, I shall cooperate to ensure that there shall be no disclosure until the court or other applicable entity has ruled upon the objection, and then only in accordance with the ruling so made. If no such objection is made despite a reasonable opportunity to do so, I shall be entitled to comply with the subpoena, deposition, notice, interview request, or other process or order provided that I have fulfilled the above obligations.

Page | 5

b.I will cooperate fully with the Corporation, its affiliates, and their legal counsel in connection with any action, proceeding, or dispute arising out of matters with which I was directly or indirectly involved while serving as an employee of the Corporation, its predecessors, subsidiaries or affiliates. This cooperation shall include, but shall not be limited to, meeting with, and providing information to, the Corporation and its legal counsel, maintaining the confidentiality of any past or future privileged communications with the Corporation’s legal counsel (outside and in-house), and making myself available to testify truthfully by affidavit, in depositions, or in any other forum on behalf of the Corporation. The Corporation agrees to reimburse me for any reasonable and necessary out-of-pocket costs associated with my cooperation.

9.Limitation on Restrictions. Nothing in this Agreement is intended to or shall interfere with my right to file charges or participate in a proceeding with any appropriate federal, state or local government agency, including the Occupational Safety and Health Administration (“OSHA”), National Labor Relations Board (“NLRB”) or the Securities and Exchange Commission (“SEC”); to exercise rights under Section 7 of the National Labor Relations Act (“NLRA”); or to file a charge or complaint with or participate or cooperate in an investigation or proceeding with the US Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agencies. Such agencies have authority to carry out their statutory duties by investigating a charge, issuing a determination, filing a lawsuit, or taking any other action authorized by law. I retain the right to participate in any such action and retain the right to communicate with the NLRB, SEC, EEOC, OSHA and comparable state or local agencies and such communication shall not be limited by any provision in this Agreement. Nothing in this Agreement limits my right to receive an award for information provided to a government agency such as the SEC and OSHA. In addition, nothing in this Agreement is intended to interfere with or restrain the immunity provided under 18 U.S.C. § 1833(b) for confidential disclosures of trade secrets to government officials or lawyers, solely for the purpose of reporting or investigating a suspected violation of law, or in a sealed filing in court or other proceeding.

10.Eligibility for Severance Pay. If my employment with the Corporation terminates under circumstances in which I am eligible for severance under the applicable severance plan (the “Severance Plan”), the Corporation will offer me severance in accordance with the Severance Plan and the length of the Non-Competition Period will match the length of the severance period, not to exceed 18 months. I acknowledge that I must meet certain requirements in order to receive severance, including but not limited to execution of the Corporation’s standard separation agreement and release of claims and any requirements expressed in the Severance Plan. I agree that if I decline the Corporation’s offer of severance, I shall continue to be subject to the restrictions in Section 3.

11.Injunctive Relief. Any breach of this Agreement by me will cause irreparable damage to the Corporation and, in the event of such breach, the Corporation shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of my obligations hereunder, and without providing a bond to the extent permitted by the applicable rules of civil procedure.

12.No Right of Continued Employment. This Agreement does not create an obligation on the Corporation or any other person or entity to continue my employment.

13.No Conflicting Agreements. I represent that the performance of my job duties with the Corporation and my compliance with all of the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Corporation.

Page | 6

14.Entire Agreement/No Reliance/No Modifications. This Agreement and any compensation, benefit or equity plan or agreement referred to herein or under which equity was granted, including the CVS Health Corporation Change in Control Agreement (“CIC Agreement”), to the extent those other agreements apply to me, set forth the entire agreement between the parties hereto and fully supersede any and all prior and/or supplemental understandings, whether written or oral, between the parties concerning the subject matter of this Agreement. This agreement shall not have any effect on any prior existing agreements between Corporation and me regarding the arbitration of workplace legal disputes and any such agreements remain in full force and effect. Notwithstanding the foregoing, if I am a party to the CIC Agreement, then I understand that in the event of a Change in Control, as that term is defined in the CIC, Paragraph 3 of this Agreement shall be null and void. I agree and acknowledge that I have not relied on any representations, promises or agreements of any kind in connection with my decision to accept the terms of this Agreement, except for the representations, promises and agreements herein. Any modification to this Agreement must be made in writing and signed by me and the Corporation’s Chief Human Resources Officer or his or her authorized representative.

15.Beneficiaries of Global Amendment Relating to Non-Compete Covenants Applicable to Aetna Employees. I and Corporation understand, acknowledge and agree, that if I was an employee of Aetna Inc., its subsidiaries or joint venture affiliates prior to the Effective Time and am a Covered Individual, then notwithstanding the provisions of this Agreement, each of my Assumed Restricted Unit Awards, Assumed Performance Unit Awards and Assumed Stock Appreciation Rights (collectively, my “Assumed Equity Awards”) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company Equity Award, as amended by the Global Amendment to Agreements with Non-Compete Covenants Applicable to Aetna Employees effective November 28, 2018, as of the Effective Time (including any terms and conditions related to accelerated vesting upon a termination of the holder’s employment in connection with or following the Merger). Without limiting the generality of the foregoing, to the extent that I am subject to any Aetna Non-Compete Covenant: (1) such Aetna Non-Compete Covenant shall not restrict me from rendering services to or otherwise being engaged with the activities of any business or organization that does not conduct or engage in the same business as the Pre-Merger Aetna Business; (2) no penalties or detriments or remedies at law or in equity shall be asserted under this Agreement or any Aetna Non-Compete Covenant against my rights in any Assumed Equity Awards due to my rendering services to or otherwise engaging in any business or organization that does not conduct or engage in the same business as the Pre-Merger Aetna Business; and (3) no penalties or detriments or remedies at law or in equity shall be asserted under any Aetna Non-Compete Covenant against my rendering services to or otherwise engaging in any business or organization that does not conduct or engage in the same business as the Pre-Merger Aetna Business. For avoidance of doubt, if I fail to comply with Section 3 of this Agreement, penalties, detriments or remedies at law or in equity may be asserted against me under this Agreement but not against my rights in any of such Assumed Equity Awards.

As used in this Section 15, the following terms have the following meanings:

“Aetna Non-Compete Covenant” means any agreement entered into by an individual with Aetna Inc., its subsidiaries or joint venture affiliates prior to the Effective Time that prohibits or restricts such person’s entitlement to render services to or otherwise be engaged with the activities of any business that competes with the Pre-Merger Aetna Business (including, without limitation, equity award arrangements and employment arrangements).

“Assumed Performance Unit Award” means a time-vesting restricted unit award covering shares of Parent Common Stock resulting from the conversion and assumption by Parent of a Company PSU Award by virtue of the Merger in accordance with the Merger Agreement.

Page | 7

“Assumed Restricted Unit Award” means a restricted unit award covering shares of Parent Common Stock resulting from the conversion and assumption by Parent of a Company RSU Award by virtue of the Merger in accordance with the Merger Agreement.

“Assumed Stock Appreciation Right” means a stock appreciation right representing the right to receive a payment in shares of Parent Common Stock resulting from the conversion and assumption by Parent of a Company Stock Appreciation Right by virtue of the Merger in accordance with the Merger Agreement.

“Company Common Stock” means the common shares, par value $0.01 par value, of Aetna Inc.

“Company Equity Awards” means Company Stock Appreciation Rights, Company RSU Awards and Company PSU Awards.

“Company PSU Award” means a stock unit award with respect to shares of Company Common Stock outstanding under any Company Stock Plan that vests based on the achievement of performance goals.

“Company RSU Award” means a restricted stock unit award with respect to shares of Company Common Stock outstanding under any Company Stock Plan that vests solely based on the passage of time.

“Company Stock Appreciation Right” means a stock appreciation right representing the right to receive a payment in shares of Company Common Stock under any Company Stock Plan that was outstanding and unexercised immediately prior to the Effective Time.

“Company Stock Plans” means the Aetna Inc. 2016 Employee Stock Purchase Plan, the Amended Aetna Inc. 2010 Stock Incentive Plan, the Aetna Inc. 2010 Non-Employee Director Compensation Plan, the Aetna Inc. 2000 Non-Employee Director Compensation Plan, and the Amended and Restated Aetna Inc. 2000 Stock Incentive Plan, in each case, as amended from time to time.

“Covered Individual” means any current or former employee of Aetna Inc., its subsidiaries or joint venture affiliates who is subject to an Aetna Non-Compete Covenant.

“Effective Time” means 10:00 a.m. Eastern time on November 28, 2018.

“Merger” means the merger of Hudson Merger Sub Corp. with and into Aetna Inc., which became effective at the Effective Time.

“Merger Agreement” means the Agreement and Plan of Merger among CVS Health Corporation, Hudson Merger Sub Corp. and Aetna Inc. dated December 3, 2017.

“Parent” means CVS Health Corporation

“Parent Common Stock” means the common stock, $0.01 par value, of Parent.

“Pre-Merger Aetna Business” means the business of Aetna Inc., its subsidiaries and joint venture affiliates as of the Effective Time.

16.No Waiver. Any waiver by the Corporation of a breach of any provision of this Agreement, or of any other similar agreement with any other current or former employee of the Corporation, shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

Page | 8

17.Severability. The parties hereby agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions of this Agreement are for any reason held to be excessively broad as to scope, activity, duration, subject or otherwise so as to be unenforceable at law, the parties consent to such provision or provisions being modified or limited by the appropriate judicial body (where allowed by applicable law), so as to be enforceable to the maximum extent compatible with the applicable law.

18.Survival of Employee’s Obligations. My obligations under this Agreement shall survive the termination of my employment regardless of the manner of such termination and shall be binding upon my heirs, personal representatives, executors, administrators and legal representatives.

19.Corporation’s Right to Assign Agreement. The Corporation has the right to assign this Agreement to its successors and assigns without the need for further agreement or consent by me, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns.

20.Non-Assignment. I shall not assign my rights and obligations under this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the Corporation, and any such assignment contrary to the terms hereof shall be null and void and of no force or effect.

21.Governing Law; Venue; Headings. This Agreement shall be governed by and construed in accordance with the laws of the state of Rhode Island. I agree that any claim or dispute I may have against the Corporation must be resolved by a court located in the state of Rhode Island. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

22.Tolling. In the event I violate one of the time-limited restrictions in this Agreement, I agree that the time period for such violated restriction shall be extended by one day for each day I have violated the restriction, up to a maximum extension equal to the length of the original period of the restricted covenant.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as a sealed instrument as of the date set forth below.

/s/ Thomas Moriarty	/s/ Lisa Bisaccia
Thomas Moriarty	Lisa Bisaccia
Chief Human Resources Officer
XXXXXXX	CVS Health Corporation
Employee ID

Date: 7/8/19

Page | 9

EXHIBIT A

List of Prior Inventions - See Section 7

Page | 10

EXHIBIT B

Notice Regarding Invention Assignment

1.	For an employee residing in Illinois, Kansas, or North Carolina, you are hereby advised:

Notice. No provision in this Agreement requires you to assign any of your rights to an invention for which no equipment, supplies, facility, or trade secret information of the Corporation was used and which was developed entirely on your own time, unless (a) the invention relates (i) to the business of the Corporation or (ii) to the Corporation’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by you for the Corporation. Illinois 765ILCS1060/1-3, “Employees Patent Act”; Kansas Statutes Section 44-130; North Carolina General Statutes Article 10A, Chapter 66, Commerce and Business, Section 66-57.1.

2.	For an employee residing in Utah, you are hereby advised:

Notice. No provision in this Agreement requires you to assign any of your rights to an invention which was created entirely on your own time, and which is not (a) conceived, developed, reduced to practice, or created by you (i) within the scope of your employment with the Corporation, (ii) on the Corporation’s time, or (iii) with the aid, assistance, or use of any of the Corporation’s property, equipment, facilities, supplies, resources, or patents, trade secrets, know-how, technology, confidential information, ideas, copy rights, trademarks and service marks and any and all rights, applications and registrations relating to them, (b) the results of any work, services, or duties performed by you for the Corporation, (c) related to the industry or trade of the Corporation, or (d) related to the current or demonstrably anticipated business, research, or development of the Corporation. Utah Code Sections 34-39-1 through 34-39-3, “Employee Inventions Act.”

3.	For an employee residing in Minnesota, you are hereby advised:

Notice. No provision in this Agreement requires you to assign any of your rights to an invention for which no equipment, supplies, facility, or trade secret information of the Corporation was used, and which was developed entirely on your own time, and (a) which does not relate (i) directly to the business of the Corporation, or (ii) to the Corporation’s actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by you for the Corporation. Minnesota Statutes 13A Section 181.78.

Page | 11